Exhibit 99.2

GEE Enters into Agreement with Shareco of HNA Group to Make Major Investment in GEE and to Form a Joint Venture to Provide Inflight Entertainment and Connectivity Services in China

Joint venture would exclusively provide inflight connectivity hardware and entertainment services on HNA airlines, comprising over 320 aircraft today with the potential to grow to over 500 planes

Shareco plans to invest up to $416 million in GEE stock at $11 per share through a combination of primary and secondary share purchases

LOS ANGELES, November 8, 2016 – GEE (“GEE,” NASDAQ: ENT), today announced it has entered into a strategic alliance and an investment agreement with Beijing Shareco Technologies Co., Ltd. (“Shareco”, NEEQ: 837676), an affiliate of HNA Group, one of China’s largest conglomerates. GEE and Shareco plan to create a joint venture (“JV”) to provide inflight entertainment and connectivity (“IFEC”) in China and exclusively service aircraft operated by HNA airlines.  Shareco will make an initial primary equity investment in GEE of approximately $103 million, as well as contemplated additional primary and secondary common equity purchases upon the formation of the JV that would bring the total expected investment to $416 million.

Under terms of the contemplated transactions, GEE and Shareco would form a JV to provide IFEC and passenger monetization services to HNA airlines.  GEE would sell its equipment, including its Airconnect antennas, network services and engineering and product support directly to the JV.  The JV would be the exclusive provider of IFEC to HNA aircraft.  This fleet comprises over 320 aircraft today and is expected to grow to over 500 aircraft in the future.

GEE currently operates live connectivity and television services in the Chinese IFEC market, and since 2013, GEE’s Chinese growth program has included investment in a Beijing office, local engineers, partnerships with Chinese media and advertising firms, connectivity trials and teleport infrastructure. GEE works with all of the Tier-1 telecommunications providers in China and, upon implementation of the JV, expects to be well-positioned in the highly competitive China IFEC market, with the JV having exclusive access to aircraft currently comprising a significant portion of the Chinese commercial aviation market.  Currently, GEE has trial contracts with Shareco to provide services to several airlines within the HNA Group.

Shareco is a Beijing-based company that has developed and implemented an established advertising and passenger monetization model as the exclusive provider of e-commerce, games, content and advertising solutions to numerous airlines within and out of HNA’s fleet, including Hainan Airlines, Beijing Capital Airlines, Yangtze River Express, Tianjin Airlines and Okay Airways, among others. Shareco currently provides innovative tablet-based IFEC services to over 200 aircraft.  Shareco is affiliated with HNA Group, a Fortune Global 500 corporation based in China with a proven track-record of acquisitions and investments in the aviation and travel industries.

“The transaction would bring together two industry leaders to accelerate IFEC adoption and improve the passenger experience in China. The completion of our JV with Shareco would accelerate our growth and solidify GEE as a major IFEC provider in the rapidly growing Chinese market,” said Dave Davis, CEO of GEE. “We are thrilled to partner with Shareco and HNA Group to drive new revenue opportunities and provide unparalleled connectivity and passenger entertainment products for HNA airlines and the Chinese market.”

“We are investing in GEE based on its leadership in the mobility space and unique position of offering an integrated suite of connectivity and content products,” said Jason Sun, Chairman of Shareco. “Our investment and strategic alliance will accelerate adoption of inflight connectivity, advertising and e-commerce in the Chinese market and bring a differentiated experience to passengers.”

Transaction Details

Shareco’s investment and creation of the JV is planned to occur in two stages.  First, Shareco has agreed to acquire newly issued common shares of GEE for $11.00 per share, resulting in a 9.9% post-investment ownership stake.  Based on GEE current shares outstanding, the initial investment is expected to total approximately $103 million for approximately 9.3 million newly issued shares of GEE.  GEE will use the proceeds from this investment for general corporate purposes.  The first stage of the transaction is subject to regulatory review and other customary closing conditions.

In connection with the second stage of the transactions, GEE and Shareco will negotiate binding documentation including an investment agreement providing for additional Shareco primary and secondary equity investments and a definitive JV agreement.  Upon formation of the JV, Shareco would purchase up to $150 million of additional primary shares from GEE at $11.00 per share, with the proceeds used by GEE to invest in the JV as described below.  In addition, in connection with the second stage of the transaction, Shareco would commence a tender offer to GEE’s stockholders to acquire shares at $11.00 per share in an amount which would result in Shareco holding an expected 34.9% ownership stake in GEE, through an expected aggregate investment of up to approximately $416 million, inclusive of both investment stages of the transaction.  The second stage of the transaction is subject to the parties entering in a definitive investment and JV agreements, as well as regulatory review, GEE shareholder approval and other customary closing conditions.

GEE is expected to own up to 49% of the JV, and Shareco would own the remainder.  In connection with the formation of the JV, GEE would invest up to $150 million into the JV, and Shareco is expected to contribute substantially all of its assets and liabilities, including exclusive contractual rights to provide IFEC  services to HNA airlines.  Upon completion of the second investment, Shareco would have the right to nominate GEE Board of Director seats proportionate to its ownership position in GEE. GEE expects to be actively engaged in the management of the JV, including having the rights to appoint key JV officers.

GEE expects that the completion of Shareco’s initial primary investment will occur during the first half of 2017, with the JV and second stage equity investments completed later in 2017.

BofA Merrill Lynch and Barclays are acting as financial advisors to GEE, and Simpson Thacher & Bartlett LLP is acting as legal advisor to GEE.  Moelis & Company is acting as exclusive financial advisor to Shareco.  Sidley Austin LLP and Fangda Partners are acting as legal advisors to Shareco.

Conference Call Webcast

Further details on the transaction will be discussed on today’s GEE’s earnings webcast at 5:00 p.m. ET (2:00 p.m. PT). GEE will make the webcast available on the Investor Relations section of its website at http://investors.geemedia.com/events.cfm, along with a supplementary slide presentation also available on that section of the website. GEE will archive a webcast replay and the slide presentation on its website for 30 days following the event.

ABOUT GEE

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and 50 offices on six continents, GEE delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com

ABOUT SHARECO (NEEQ: 837676)

Founded in August, 2012, Beijing Shareco Technologies Co., Ltd. (“Shareco”) is a leading company in China’s in-flight entertainment and connectivity (“IFEC”) market. As China’s first unlisted public company in the IFEC industry, Shareco has substantial experience in providing in-flight entertainment related services to Chinese and international commercial airlines through in-flight connectivity, content on the tablets it distributes for passengers to use, and e-commerce, among other things. By building up an ecosystem in the cabin, Shareco connects the demands of passengers with business partners as providers, extending services during flight to non-flying time of passengers. It has contracts with over 10 airlines within China, with the possibility of connecting up to 1,000 aircraft. The company distributes tablets on more than 200 aircraft and more than 800 flights. The company is headquartered in Beijing, China.

FORWARD LOOKING STATEMENTS

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to expectations or forecasts for future events and may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong.  Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, Shareco’s expected initial primary equity investment, the negotiation of definitive documentation relating to Shareco’s potential additional purchases of the Company’s common stock and the potential formation of a joint venture by the Company and Shareco may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include:  (i) the potential termination of the Shareco investment agreement in accordance with its terms or the inability to complete the initial equity investment by Shareco due to the failure to satisfy all conditions thereto; (ii) the failure to reach binding or definitive agreements between the parties regarding the additional investment in Company shares by

Shareco and/or the potential formation of the joint venture; (iii) the impact of any changes to the terms of the additional investment in Company shares by Shareco and/or the joint venture agreed to during the negotiation of the related definitive agreements; (iv) the impact of any regulatory reviews regarding the investments in Company shares by Shareco and/or the joint venture; (v) if definitive documentation with respect to the additional investment in Company shares by Shareco and/or the joint venture are entered into, the potential termination of such agreements in accordance with their terms or the inability to complete such transactions due to the failure to satisfy all conditions thereto; (vi) uncertainties as to the future operating and financial condition of the joint venture; (vii) difficulties or unanticipated expenses in connection with forming the joint venture; (viii) the Company’s ability to manage and obtain the benefits of the activities of the joint venture; (ix) the risk that the joint venture does not perform as planned; (x) the risk that the potential transactions disrupt any of our current plans and operations, including the potential loss of any existing customer, supplier or other vendor relationships in China or elsewhere, and (xi) the impact of any changes in general economic and market conditions.  Actual results or outcomes also may differ materially from those implied by the forward-looking statements as a result of the impact of a number of other factors, many of which are discussed in more detail in the Company’s public reports filed or to be filed with the SEC.

NO EXISTENCE OF A TENDER OFFER

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer.  Any tender offer will be made only pursuant to the terms of any offer to purchase shares of GEE’s common stock if and to the extent that the parties agree to a definitive agreement with respect to additional investments in GEE shares by Shareco that includes a potential tender offer to GEE stockholders.  Any such tender offer, if and when made, will be made only in accordance with applicable law.  In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, such tender offer, if and when made, will be deemed made on behalf of the purchaser, or one or more registered brokers or dealers under the laws of such jurisdiction.

Contact:

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

pr@geemedia.com